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                                                                   Exhibit 10.23

                   [Letterhead of Dynacs Engineering Co. Inc.]

                                PROMISSORY NOTE
$160,000                                                        Palm Harbor, Fl.
                                                                March 30, 1999

FOR VALUE RECEIVED, the undersigned, a Florida Corporation, promises to pay to the order of Ramendra P. Singh (hereinafter referred to as the "Payee") at 118 Harbor Drive, Palm Harbor, Florida, or at such other place as the Payee hereof may, from time to time, designate in writing, the principal sum of One Hundred Sixty Thousand and No/100 Dollars ($160,000), with simple interest thereon calculated at the rate of 12% per annum, from the date hereof until Maturity. All principal shall be due and payable in full SIX MONTHS ("Maturity") from the date hereof. The interest shall be due and payable on the 29th day of each month beginning April, 1999, until Maturity.

Early Repayment

In the event the Undersigned wishes to repay the principal amount, in part or whole, before Maturity, then interest on the portion of the Principal repaid shall be calculated as set forth below:

- for portions of the Principal held for greater than three (3) months but less than six (6) months from the date hereof, interest shall be calculated at the rate of 1.33% per month, with the period rounded to the next larger whole month;

- for portions of the Principal held for greater than one (1) month but less than three (3) months from the date hereof, interest shall be calculated at the rate of 1.94% per month, with the period rounded to the next larger whole month;

- for portions of the Principal held for greater than two (2) weeks but less than one (1) month from the date hereof, interest shall be calculated at the rate of 0.51% per week, with the period rounded to the next larger whole week;

- for portions of the Principal held for less than two (2) weeks from the date hereof, interest shall be calculated at the rate of 0.55% per week, with the period rounded to the next larger whole week;
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Each and all payments shall be applied first to interest at the rate of aforesaid upon the principal sum or so much thereof as shall from time to time remain unpaid, and the balance shall be applied on account of principal.

In the event of a default under this Note, the undersigned shall pay all costs, and expenses of collection, including reasonable attorneys' fees.

This note is not assignable by either the payee or the undersigned Maker.

This note is to be construed and enforced according to the laws of the State of Florida.

SEAL OF THE CORPORATION                         Dynacs Engineering Company, Inc.


                                                By: /s/ Ramendra P. Singh
                                                    -------------------------
                                                    RAMENDRA P. SINGH
                                                As: President/CEO
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                          AMENDMENT TO PROMISSORY NOTE


     This Amendment to Promissory Note (the "Amendment") dated September 29, 1999 by and between Dynacs Inc. (formerly known as Dynacs Engineering Co., Inc.) (the "Company") and Ramendra P. Singh (the "Payee").

     Reference is made to that certain promissory note dated March 30, 1999 by and between the Company and Payee in the principal amount equal to $160,000 (the "Promissory Note").

     The parties agree that the Maturity of the Promissory Note shall be extended to September 30, 2000.

     All other terms and conditions of the Promissory Note shall remain in full force and effect.



                                        DYNACS INC.


                                        By: /s/ Robert Rodriguez
                                            _______________________
                                            Robert Rodriguez